Exhibit 99.3

FOR IMMEDIATE RELEASE

CIT, CFM ANNOUNCE LEAP ENGINE ORDER

FOR UP TO 25 AIRBUS A320neo FAMILY AIRCRAFT

     NEW YORK & PARIS – June 21, 2011 – CIT Group Inc. (NYSE: CIT), a global leader in transportation finance, today announced from the 49th International Paris Air Show that CIT Aerospace placed an order for CFM International’s LEAP-X1A engine to power 15 Airbus A320neo family aircraft. The order also includes options to purchase engines to power an additional 10 aircraft. Deliveries are scheduled to begin in 2016.

     “The CFM engine has proven to be a reliable product and one that is in high demand among our customer base,” said Jeff Knittel, President of Transportation Finance at CIT. “Expanding our portfolio with the new LEAP-X1A to power the A320neo will offer our airline customers even greater fuel and operating efficiency.”

     CIT Aerospace provides leasing and financing packages – including operating leases and structuring and fleet management services – for commercial airlines worldwide. CIT Aerospace owns or finances a fleet of approximately 300 commercial aircraft and serves approximately 115 customers in 55 countries.

     Jean-Paul Ebanga, President and CEO of CFM International, said, “It’s great to welcome CIT Aerospace to the LEAP team. We have a great long-term relationship with them and we appreciate their continued confidence in the CFM product line.”

     LEAP engines incorporate revolutionary technologies never before seen in the single-aisle aircraft segment. The new engine combines advanced aerodynamic design techniques, lighter, more durable materials, and leading-edge environmental technologies, making it a major breakthrough in engine technology. The 15 percent better engine fuel efficiency*, at current fuel prices, translates to as much as $1.6 million in fuel cost savings alone for customers per airplane, per year. LEAP technology will also achieve double-digit improvements in CO2 emissions and noise levels, all while providing the industry’s best reliability and lowest maintenance costs.

     LEAP is a product of CFM International, a 50/50 joint company between Snecma (Safran group) and GE. CFM is the world’s leading supplier of commercial aircraft engines, with more than 22,200 delivered to 500+ operators around the globe.

*Compared to today’s best CFM56 engine.

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries, as well as financial institutions. www.cit.com/aerospace

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
CIT - Paris	CIT – USA
Abby Cohn, 917-208-1517	C. Curtis Ritter, 973-740-5390
CIT Aerospace	Director of Corporate Communications
abby.cohn@cit.com	curt.ritter@cit.com

CIT INVESTOR RELATIONS:
CIT – New York
Ken Brause, 212-771-9650
Executive Vice President
ken.brause@cit.com

CFM MEDIA CONTACTS:
Jamie Jewell
513-552-2790
jamie.jewell@ge.com
Mobile: 513-885-2282

Rick Kennedy
513-243-3372
rick.l.kennedy@ge.com
Mobile: 513-607-0609

Antoinette Menard
33-1-69-87-09-28
antoinette.menard@snecma.fr
Mobile: 33-6-74-78-10-65
www.cfm56.com